Exhibit 10.2

TRANSITION AND CONSULTING AGREEMENT

This TRANSITION AND CONSULTING AGREEMENT (the “Agreement”), dated January 30, 2024, is entered into by and between CVRx, Inc., a Delaware corporation (the “Company”), and Nadim Yared (the “Executive”).

RECITALS

WHEREAS, Executive is currently employed by the Company as the Company’s President and Chief Executive Officer.

WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement, dated as of June 21, 2021 (the “Employment Agreement”), and the Employee Proprietary Information and Inventions Agreement dated October 4, 2006 (the “Confidentiality Agreement”) (collectively, the “Prior Agreements”).

WHEREAS, the Company and Executive wish to transition his role from an employment relationship to a consulting role, effective as of the date a successor Chief Executive Officer commences employment in such role (the “Effective Date”), which is expected to be February 12, 2024.

WHEREAS, Executive and the Company wish to agree on matters relating to the voluntary retirement of Executive’s employment with the Company and the establishment of Executive’s consulting relationship with the Company on the terms set forth herein.

WHEREAS, during the Consulting Period (as defined in this Agreement), Executive may have access to confidential, proprietary and trade secret information of the Company. It is desirable and in the best interests of the Company and its shareholders to protect confidential, proprietary and trade secret information of the Company, following separation of their engagement with the Company and to secure cooperation from former consultants with respect to matters related to their engagement with the Company.

WHEREAS, Executive understands that Executive’s receipt of the compensation provided for in this Agreement depends on, among other things, Executive’s willingness to agree to and abide by the confidentiality and other covenants contained in this Agreement.

NOW, THEREFORE, for good and valuable consideration, including the consideration Executive will receive under this Agreement, the receipt of which is hereby acknowledged, and fully intending to be legally bound hereby, Executive and the Company agree as follows:

AGREEMENT

1.             Retirement Date. Effective as of the end of the day before the Effective Date (the “Retirement Date”), Executive hereby resigns from his employment with the Company and his service as a member of the Company’s Board of Directors (the “Board”). Executive shall continue to receive his regular pay and continue to be eligible for Company benefits in accordance with such terms until the termination of his employment on the Retirement Date. The parties agree that Executive’s retirement is intended to and anticipated to constitute a “separation for service” for the purposes of any analysis under the Internal Revenue Code of 1986, including current and future guidance and regulations interpreting such provisions.

2.             Equity Grants. Executive has been granted stock options in connection with Executive’s employment with the Company (the “Equity”), subject to the terms of any individual grant agreements (including all applicable amendments to such agreements) (each, a “Stock Option Agreement”). Upon termination of Executive’s employment on the Retirement Date, the vesting of any of Executive’s then-issued, but unvested Equity shall be treated in accordance with the individual Stock Option Agreements for each grant, in each case as amended by the Omnibus Amendment to Stock Option Agreements attached hereto as Exhibit A (the “Omnibus Amendment”).

3.             Termination of Employment Agreement; No Severance, Separation Pay, or Other Entitlements. As Executive is retiring from his employment, Executive acknowledges and agrees his Employment Agreement will terminate as of the Retirement Date, and he is not entitled to any severance pay or other separation payments from the Company pursuant to the Employment Agreement or otherwise. Executive, on his behalf and behalf of anyone who may obtain any legal rights through Executive, releases the Company (inclusive of all affiliates, officers, directors, employees, and those acting on behalf of the Company) from any claims which have or may have arisen out of or in connection with his employment with the Company or the separation of employment with the Company, including any claims under the Employment Agreement.

4.             Consulting Services. Commencing on the Effective Date and continuing until the earlier of December 31, 2024 (the “Anticipated Termination Date”) or the date this Agreement is terminated pursuant to Section 7 below (the “Consulting Period”), Executive shall assist the Company with respect to services outlined on Exhibit B (the “Consulting Services”), which shall be provided as and to the extent requested by the President and Chief Executive Officer. The Consulting Period may be extended by mutual agreement of the parties. The Consulting Services are not provided according to a set schedule, but Executive agrees to be reasonably available (at reasonable times and upon reasonable request) for the provision of such Consulting Services as requested by the Company. Executive shall perform the Consulting Services in a timely and professional manner using his best efforts (as contemplated by the foregoing sentence) and in compliance with applicable law and Company policies then in effect, but otherwise on his schedule and while working from his desired work location. Executive will report to the Chief Executive Officer of the Company in connection with the Consulting Services.

5.             Consulting Fees.

a.            During the Consulting Period, the Company shall compensate Executive as outlined on Exhibit B (the “Consulting Fees”). Any and all costs and expenses Executive may incur as a result of the performance of the Consulting Services are his sole responsibility, except, with prior written approval, for expenses incurred as a result of specific requirements of the Company (e.g., reimbursement for travel time and expenses on Company business as requested by the Company). In addition, the Company and Executive may agree to additional compensation for additional services to the extent such services exceed the parameters identified in this Agreement.

Executive shall provide the Company with monthly invoices for each month for which the Consulting Services are performed under this Agreement.

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b.            If Executive successfully performs the transition Consulting Services hereunder, including the successful transition of his responsibilities to the successor Chief Executive Officer, Executive shall be eligible to receive a bonus of up to $119,437.50, as such amount and successful transition are determined in the discretion of the Compensation Committee of the Board (the “2024 Bonus”), and conditioned upon Executive continuing to provide the Consulting Services on the terms set forth herein and in Exhibit B, through the Anticipated Termination Date. The 2024 Bonus shall be payable at the same time annual bonuses for 2024 are paid for then-current executives of the Company.

6.             Taxes. The Consulting Fees and 2024 Bonus, if any, shall be payable to Executive as 1099 income as an independent contractor and not W-2 income as an employee, and Executive shall be solely responsible for payment of any and all income, employment or other taxes owing with respect to compensation paid under this Section.

7.             Termination of Consulting Period. The Consulting Period shall terminate prior to the Anticipated Termination Date upon the occurrence of Executive’s inability, refusal, or failure to perform the Consulting Services (for whatever the reason). Upon a termination of the Consulting Period for any reason prior to the Anticipated Termination Date, Executive shall be entitled only to the portion of the Consulting Fees accrued prior to the effective date of the termination, and the Company shall have no further obligations to Executive under this Agreement.

8.             Independent Contractor Status. Executive agrees and acknowledges that the Consulting Services that he shall provide will be in the nature of consulting only, that after the Retirement Date his relationship with the Company will be as an independent contractor and not an employee for any purpose whatsoever, including without limitation, for purposes relating to taxes, payments required by statute or any other withholdings or remittances to any governmental agency or authority. After the Retirement Date, Executive shall not be entitled to participate in any benefits provided by Company to any of its employees, including, without limitation, any paid time off, insurance program, or any other benefit or compensation program offered by the Company to its employees. After the Retirement Date, Executive shall not have the authority to act as, will not and shall not hold himself out as a representative of the Company, except as explicitly outlined in this Agreement or as required to carry out the Consulting Services under this Agreement, and he shall have no authority to bind the Company in any manner whatsoever.

9.             Intellectual Property. Executive agrees that all right, title and interest in all inventions, methodologies, concepts, documentation, specifications and any other works developed by Executive during his engagement that (i) relate to baroreflex activation by any means (internal or external to the body) to address cardiovascular disease states and/or states with a sympathetic and parasympathetic imbalance (including but not limited to heart failure, hypertension and chronic kidney disease) or (ii) otherwise address or relate to patients with heart failure or cardiovascular disease (the “Works”), including all patent, copyright, trade-mark, trade secret and any other intellectual property and proprietary rights therein (the “Intellectual Property Rights”) shall be the sole and exclusive property of the Company and Executive hereby assigns and shall assign to the Company all such Intellectual Property Rights and waives all moral rights that Executive may have in such Works for the benefit of the Company and its successor, assigns and licensees. Executive represents and warrants that the Works will not infringe the intellectual property and proprietary rights of any third parties. Executive shall not disclose the Works to any third parties without the prior written consent of the Company.

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10.          Full Compensation. Executive acknowledges that, other than payment of Executive’s regular wages for his final payroll period of employment with the Company, Executive’s annual bonus for fiscal year 2023 (if not yet paid as of the Retirement Date), the 2024 Bonus, issuance of a stock option to Executive for one-sixth of the amount determined by the annual benchmarking data for Executive’s position as CEO to be granted in early February 2024 prior to the Retirement Date (which shall contain the same terms contemplated by the Omnibus Amendment), and any rights Executive has under the Stock Option Agreements as set forth in Section 2 above and handling of any broad-based Company benefits (which shall be handled in the same manner as for all departing employees), he has received payment in full of all of the compensation, benefits and/or payments of any kind due and payable to him from the Company related to his employment with the Company, including all wages, bonuses, interests, expense reimbursements, separation payments, severance, payments to benefit plans and any other payment under a Company plan, program, practice or promise, other than any expenses under Executive’s final expense reports or Executive’s final paycheck, which shall be processed under the Company’s normal practices.

11.          Affirmation of Existing Obligations. Executive acknowledges entering into the Confidentiality Agreement in exchange for adequate consideration, and Executive hereby reaffirms his commitments and obligations under the Confidentiality Agreement. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Confidentiality Agreement in any manner.

12.          Records, Documents, and Property. Executive represents and agrees that he will deliver to the Company, any and all Company records and any and all Company property in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, telephones, and other electronic equipment belonging to the Company (“Company Property”) on the last day on which Executive provides Consulting Services to the Company under this Agreement or any amended or separate agreement entered into between the Company and Executive or upon earlier request by the Company; provided, Executive may retain any Company-issued computer and other computer equipment that was issued to Executive during his employment so long as Executive returns or destroys any confidential and proprietary information contained thereon. Any computer or other electronic device in Executive’s possession containing Company information will be provided to the Company, upon request, to verify the return and removal of information in accordance with the foregoing. To the extent Executive is provided any additional Company Property during the Consulting Period, he acknowledges and agrees he will return such Company Property on or prior to the final day of the Consulting Period or upon earlier request by the Company. Nothing in this Section is intended to preclude Executive from keeping documents that are related solely to his compensation, benefits, rights, and other perquisites of being an officer and/or employee of the Company, contact information for Executive’s business and personal contacts and a record of past calendar appointments.

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13.          Confidential Information. Executive agrees at all times in the future to hold in strictest confidence and not to use or disclose, except for the benefit of the Company, any Confidential Information (as defined below). After the conclusion of the Consulting Period, regardless of the reason for the conclusion and regardless of whether terminated by the Company or Executive, or following an earlier request from the Company, Executive will not knowingly or intentionally use, publish, or otherwise disclose any Confidential Information, and he shall immediately return all such information to the Company. “Confidential Information” means any Company proprietary or confidential information, trade secrets and know-how, including but not limited to research, shareholder information, proposals, terms and conditions of business relationships, software, developments, revenue, sales and profit figures, other financial information, personnel information, and reports and other business information that Executive has already learned of or obtained during his Company employment, or will learn of or obtain in providing the Consulting Service, relating to the Company. However, Confidential Information does not include any of the foregoing items which (i) are generally available to the public or (ii) have become publicly known through no wrongful act of Executive.

During and after Executive’s service to the Company, in the event Executive receives a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential Information in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, Executive must notify immediately the Company of such required disclosure, if such notice is not prohibited by applicable law, court order, subpoena, compulsory process of law or governmental decree.

Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of this Section 13 of this Agreement. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

14.          Headings/Counterparts. The headings of the sections in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. This Agreement may be executed in two or more counterparts.

15.          Successors and Assigns. This Agreement is personal to Executive and shall not be assignable by Executive; provided the Company agrees that Executive may without further consent from the Company assign all but no less than all of the provisions of this Agreement pertaining to the provision of the Consulting Services during the Consulting Period to a limited liability company wholly owned by Executive providing written notice to the Company of any such assignment no later than the effective date of such assignment, and following any such assignment such limited liability company shall be bound by all provisions of this Agreement that but for such assignment would have been binding on Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Executive agrees that the Company may without further consent from Executive assign this Agreement to any of its respective directly or indirectly owned subsidiaries, parent entities or entities under common control with such parent entities and in connection with such assignment, such subsidiary, parent entity or entity under common control with such parent entity shall expressly assume this Agreement; provided that no such assignment shall release the Company from its obligations hereunder.

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16.          Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof. Any dispute or claim under this Agreement shall be brought exclusively in the state or federal courts of Minnesota, and the parties hereby consent to personal jurisdiction in Minnesota.

17.          Entire Agreement. This Agreement and any Stock Option Agreement constitute the entire agreement between Executive and the Company with respect to the subject matter hereof; provided, however, that Executive shall remain bound by any post-employment obligations, including with regard to the protection and non-use of Company confidential information and post-employment competition and solicitation included in the Prior Agreements. Amendments to this Agreement shall not be effective unless they are in writing signed by Executive and a duly authorized representative of the Company.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

CVRX, Inc.		NADIM YARED

By:	/s/ Mudit Jain	/s/ Nadim Yared
	Mudit Jain	Signature
Director, Compensation Committee
Chair

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EXHIBIT A

CVRx, Inc.

OMNIBUS AMENDMENT TO STOCK OPTION AGREEMENTS

This Omnibus Amendment to Stock Option Agreements, dated as of January 30, 2024, amends the terms and conditions of those certain stock incentive plan award agreements governing the terms of stock option awards granted under the CVRx, Inc. 2001 Stock Option Plan and 2021 Equity Incentive Plan (together, the “Plans”), by and between CVRx, Inc., a Delaware corporation (the “Company”) and Nadim Yared (“Optionee”). Each of the stock option awards is represented by a Stock Option Agreement (the “Option Agreements”), identified on the schedule attached hereto as Exhibit A. The Option Agreements granted pursuant to the 2001 Stock Option Plan are the “Pre-IPO Awards” and the Option Agreements granted pursuant to the 2021 Equity Incentive Plan are the “Post-IPO Awards”.

Unless otherwise defined herein, the capitalized terms used herein shall have the definitions set forth in the Plans (as applicable) or the Option Agreements.

1.             The Option Agreements shall be amended to the effect that the following language shall be added as subsection 2(d) to each Pre-IPO Option Award and as subsection 2(c) to each Post-IPO Option Award:

If not already vested at the time of Optionee’s termination of employment due to retirement pursuant to the terms of the Transition and Consulting Agreement between the Company and Optionee dated January 30, 2024 (the “Consulting Agreement”), the Option will continue to vest after Optionee’s retirement on the scheduled vesting dates, provided that (A) Optionee is not engaging in any activity competitive with the Company, violating any ongoing post-employment obligations to the Company, or soliciting employees or customers of the Company, including without limitation in violation of the Confidentiality Agreement (as defined in the Consulting Agreement), (B) Optionee is in compliance with the stock ownership conditions set forth in the next paragraph as of the date of such scheduled vesting (the “Stock Ownership Condition”), and (C) so long as the Consulting Agreement or another arrangement between Optionee the Company providing for Optionee’s continued service to the Company as a consultant or otherwise is in effect, Optionee remains in compliance with such agreement. For the sake of clarity, clause (C) applies only so long as the Consulting Agreement or other arrangement is in effect and does not require that any such arrangement be in effect as a condition to the continued vesting contemplated by this section and, if no such arrangement is in effect, then only the conditions in clause (A) and (B) shall be required for continued vesting. In the event of Optionee’s death following retirement, this Option will vest and become exercisable in full.

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The Stock Ownership Condition requires that Optionee (i) not sell any shares prior to May 13, 2024, (ii) sell no more than 25% of the average weekly reported volume of trading in the Company’s common stock as reported on Nasdaq during the four calendar weeks preceding the date of sale in any three-month period after May 13, 2024, and (iii) sell no more than 20% of the number of shares determined in accordance with clause (ii) above in any one day, other than in a block trade, in each case unless approved in writing by the Company’s lead independent director. Shares subject to the Stock Ownership Condition includes shares held both directly and indirectly by Optionee, such as shares held in a trust for the benefit of Optionee, Optionee’s spouse or Optionee’s children. Optionee agrees to provide to the Company copies of account statements or other records as may be reasonably requested for the Company to verify that the Stock Ownership Condition has been satisfied.

2.             The Option Agreements shall be amended to provide that, notwithstanding any provisions of the Option Agreements or the Plans, in the event of Optionee’s retirement pursuant to the terms of the Transition and Consulting Agreement between the Company and Optionee dated January 30, 2024, the Option may be exercised, to the extent vested, by Optionee (or Optionee’s estate (or the person who acquires the Option by will or the laws of descent and distribution or otherwise by reason of the death of Optionee)) until the earlier of (A) five (5) years following Optionee’s termination date, or (B) the Option Expiration Date.

Optionee understands that, as a result of this Omnibus Amendment, all incentive stock options subject to Section 2, above, will convert from incentive stock options under Section 422 of the Internal Revenue Code of 1986 to nonqualified stock options.

To the extent not expressly amended hereby, the Option Agreements remain in full force and effect.

CVRx, Inc.	Optionee:

By:

Mudit Jain, Director, Chair of Compensation Committee	Nadim Yared

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EXHIBIT B

Consulting Fees:

During the Consulting Period, the Company shall pay to Executive Consulting Fees equal to $550 per hour.

The Consulting Fees will be paid within 30 days after the Company’s receipt of an invoice.

Consulting Services:

During the Consulting Period, the Executive will provide the following Consulting Services to the Company, at the request of the President and Chief Executive Officer:

(a)	Consult with, advise and assist with respect to the transition of Executive’s duties and responsibilities,

(b)	Advise on matters related to the business activities of the Company, including general consultation and support on specific topics, and

(c)	Consult with respect to other matters about which Executive had knowledge or responsibility during his employment with the Company.

The Company agrees that Executive shall be allowed to perform his services remotely unless his physical presence is reasonably required for a specific meeting or task. Executive shall receive reasonable advance notice any time his physical presence is reasonably required.

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